EXHIBIT 10.12
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of the 24th day of September, 2008 (the “Effective Date”) by and between PetSmart, Inc., a Delaware corporation (the “Company”), and Philip L. Francis (“Executive”). As of the Effective Date, this Agreement shall replace and supersede in its entirety that certain Employment Agreement between Executive and the Company entered into effective as of May 15, 1999 (the “Prior Agreement”).
RECITALS
     WHEREAS, the Company and Executive previously entered into the Prior Agreement and desire to amend and restate the Prior Agreement in its entirety as set forth herein, effective as of the Effective Date, in order to, among other things, clarify the application of Section 409A of the Internal Revenue Code (the “Code”) to the benefits provided to Executive under the Prior Agreement, clarify Employee’s participation in the Executive Short Term Incentive Plan as such plan may amended from time to time hereafter (the “ESTIP”) and clarify Employee’s participation in the Change in Control and Severance Benefit Plan, as amended and restated on September 24, 2008 (the “CinC/SBP”).
     WHEREAS, the Company desires to continue to employ Executive as Chief Executive Officer on the terms and conditions set forth herein and Executive desires to accept such continued employment with the Company.
     NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. EMPLOYMENT AND DUTIES. The Company hereby engages Executive in the capacity of Chief Executive Officer. Executive shall perform such duties and functions as shall be specified from time to time by the Company’s Board of Directors (the “Board”) or its Compensation Committee. Executive hereby accepts such employment and agrees to perform such duties. During the term of the Agreement, Executive shall not be required without Executive’s consent to undertake responsibilities not at least commensurate with Executive’s position as the Company’s Chief Executive Officer. In connection with any termination of Executive’s employment by the Company as Chief Executive Officer, Executive shall resign from the Board effective simultaneously with the effective date of such termination, unless such requirement is waived by the remainder of the Board members.
     2. COMPENSATION.
          (a) Base Salary. For all services to be rendered by Executive hereunder, Executive shall be paid a base salary at the rate of Nine Hundred Seventy Five Thousand Dollars ($975,000) per year. Executive’s base compensation shall be reviewed at least annually and may be increased at the discretion of the Board, but during the term of this Agreement may not be decreased below the then-effective base salary. Executive’s salary shall be paid on such basis as is the normal payment pattern for executive officers of the Company. The base salary payable under this Section 2(a) shall be in addition to and exclusive of any payments to Executive from time to time under formal or informal bonus, incentive compensation or similar plans now in effect or which hereafter may be adopted.
          (b) Performance Bonus. With respect to each full fiscal year of the Company during which Executive is an officer of the Company pursuant to this Agreement (each, a “Bonus Year”), Executive shall be entitled to participate in the ESTIP. The calculation and payment to Executive of a performance bonus contemplated by this Section 2(b), if any, shall be determined and paid in accordance with the terms of the ESTIP.
     3. CHANGE IN CONTROL AND SEVERANCE BENEFITS.
          (a) While Executive remains an officer of the Company, Executive shall be a participant in the CinC/SBP. The terms and conditions of the CinC/SBP as in effect on the date hereof with respect to Executive are hereby incorporated by reference herein.
          (b) In the event the CinC/SBP is amended after the date hereof to provide Executive greater benefits, Executive shall received such greater benefits. In the event the CinC/SBP is amended after the date hereof in a manner that would result in Executive receiving lesser benefits, Executive shall receive the benefits provided by the CinC/SBP as in effect on the date hereof.
     4. EQUITY AWARDS.
          (a) Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to receive discretionary grants of equity awards, as determined by the Board or its Compensation Committee in its sole discretion. Executive shall be entitled to participate in any performance equity award plan approved annually for other executive officers of the Company by the Compensation Committee of the Board.
          (b) In the event of Executive incurs an Involuntary Termination Without Cause, as defined in the CinC/SBP as in effect on the date hereof, Executive shall receive the following benefits:
               (i) Vesting of each Company equity award held by Executive shall accelerate on such date of termination by the number of shares that would have vested in accordance with the applicable vesting schedule had Executive remained employed by the Company for an additional twelve (12) months as of the date of termination. Notwithstanding the foregoing, this Section 4(b)(i) shall not apply to equity awards issued under or held in any plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”).
               (ii) Executive shall have continued exercisability of each Company stock option and stock appreciation right held by the Executive (if any) until the earlier of (A) a period of fifteen (15) months following the date of termination, or (B) the expiration of the maximum term of the award. Notwithstanding the foregoing, nothing in this Section 4(b) prohibits the Company or a successor organization (or its parent) from causing such awards to early terminate in connection with a merger, consolidation or other corporate transaction pursuant to the terms of the applicable equity plan or award agreements, except to the extent such early termination would be inconsistent with any continued exercisability benefits available to Executive under the CinC/SBP.
     5. BENEFITS.
          (a) Executive shall be entitled to participate in such fringe benefits and perquisites as are generally made available to executive officers of the Company, and such other fringe benefits as may be approved by the Board for executive officers of the Company during the term hereof including, without limitation, medical, dental and disability insurance, group term life insurance at least equal in face amount to the base salary payable pursuant to Section 2(a), and annual vacation time of at least four weeks.
          (b) Nothing contained herein is intended or shall be deemed to be granted to Executive in lieu of any rights or privileges to which Executive may currently be or become entitled as an employee of the Company under any medical, dental, disability, life insurance, retirement, stock option, stock bonus or purchase, incentive compensation or other plan or arrangement of the Company which may now be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans as any other similarly situated executive officer of the Company.
     6. REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder and consistent with Company policy and practice, provided that Executive furnishes to the Company receipts and other documentation reasonably acceptable to the Company evidencing such expenditures no later than three (3) months following the date such expenditures were incurred. The Company shall reimburse such expenses within ninety (90) days after receiving such documentation.
     7. PERFORMANCE OF DUTIES.
          (a) In consideration of the payments to be made hereunder, Executive agrees to devote Executive’s entire business time and attention to the performance of Executive’s duties hereunder, to serve the Company diligently and to the best of Executive’s abilities, and not to compete with the Company or any of its Affiliates (as defined below) in any manner whatsoever. Without limiting the generality of the foregoing, Executive shall not, during the term of Executive’s employment by the Company, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of or furnish any capital to or be connected in any manner with or provide any services as a consultant for any business which competes directly or indirectly with any of the businesses of the Company or any of its Affiliates (as defined below) as they may be conducted from time to time (including any pet food, pet supplies, or pet services superstore business within the meaning of Sections 12(a)); provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to preclude Executive from owning not more than one percent of the publicly-traded capital stock of an entity which is in competition with any of such businesses. “Affiliate” of the Company means any person, association or entity: (a) that, in whole or in part, materially owns or is materially owned by, or otherwise has a material interest (whether debt, equity or otherwise) in, the Company; (b) that controls or is controlled by the Company; (c) that is a subsidiary (whether owned in whole or in part) of the Company; or (d) to which the Company is a “related taxpayer” as defined in Section 1313(c) of the Code.
          (b) Executive may conduct civic, educational and charitable activities and may also serve on boards of directors of other companies, if consistent with this Section 7 and if Executive’s service on the boards of directors of other companies is approved by the Board.
     8. TERM AND TERMINATION.
          (a) The term of Executive’s employment with the Company hereunder shall continue until Executive resigns or is terminated under this Section 8 or under Section 9 of this Agreement.
          (b) In the event of Executive’s death, this Agreement shall terminate. In the event of Executive’s Total Disability during the term of this Agreement, the Company may at its sole option thereafter (unless Executive shall have resumed Executive’s duties in full prior to such termination) terminate this Agreement, to the extent permitted by applicable laws. In the event of the Executive’s death or termination due to Total Disability, the sole right hereunder of Executive, Executive’s widow or Executive’s legal representative, as the case may be, shall be to receive the following benefits:
               (i) A lump sum severance payment equal to one (1) times the annual Base Salary at the rate in effect immediately preceding the date of Executive’s termination plus the Base Salary for the remainder of the calendar month in which the Executive’s employment terminated, payable within three (3) business days following the date of termination;
               (ii) Payment of any amounts due Executive pursuant to the ESTIP;
               (iii) Vesting of each Company equity award held by Executive shall fully accelerate on such date of termination. Notwithstanding the foregoing, this Section 8(b)(iii) shall not apply to equity awards issued under or held in any Qualified Plan; and
               (iv) Assuming the Executive and/or the Executive’s spouse or eligible dependents timely and accurately elect to continue health insurance benefits under COBRA, the Company shall pay the COBRA premiums for Executive, and/or his/her spouse and covered dependents, as applicable, for continued medical, dental and vision insurance benefits until the earliest of (A) the one (1) year anniversary of the date of termination, (B) the expiration of the applicable continuation coverage rights under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage, or (C) the date the Executive becomes eligible for health insurance benefits of a subsequent employer. Executive agrees to immediately notify the Company in writing of any such eligibility. For purposes of this Section 8(b)(iv), references to COBRA premiums shall not include any amounts payable under a Code Section 125 health care reimbursement plan.

          (c) “Total Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, even with reasonable accommodation, because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Total Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least nine (9) consecutive months during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.
          (d) Subject to the terms of this Agreement regarding benefits to be received by Executive upon a Covered Termination, as defined in the CinC/SBP as in effect on the date hereof, the Company shall be entitled to terminate Executive’s employment with or without cause at any time upon thirty (30) days written notice and to establish the services which Executive shall perform during such notice period.
     9. [RESERVED].
     10. TAX TREATMENT
Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation
Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of his service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service) or (ii) the date of Executive’s death that occurs after the Executive’s Separation From Service.
     11. CONFIDENTIALITY.
          (a) The Company (which for purposes of this Section 11 shall mean the Company and its Affiliates (as defined in Section 7(a)) and Executive recognize that during the course of Executive’s employment with the Company he will accumulate certain proprietary and confidential information and trade secrets for use in the Company’s business and will have divulged to him certain crucial confidential and proprietary information and trade secrets about the business, operations and prospects of the Company, which constitute valuable business assets providing the Company the opportunity to obtain an advantage over competitors who do not know or use such information or have access to it without the investment of considerable resources. Executive hereby acknowledges and agrees that such information (the “Proprietary Information”) is confidential and proprietary and a trade secret and that such information shall include, without limitation:
                    (1) The Company’s customer and prospective customer lists (including rolodex/address book information);
                    (2) The Company’s vendor and prospective vendor lists (including rolodex/address information);
                    (3) Confidential correspondence, notes, files, memoranda, notebooks, drawings, schematics, specifications, plans, forecasts, programs, price lists, inventory control lists, materials, data, devices, records, research and development information, computer-recorded information of any kind, videotapes, tangible property, equipment, entry cards, identification badges and keys;
                    (4) Confidential information regarding the Company’s operations, finances, methods, strategies, plans, forecasts and results;
                    (5) The Company’s confidential arrangements with suppliers and distributors;
                    (6) The Company’s confidential plans and strategies for research, development, expansion, store design, staffing and management systems, new products, purchasing, budgets, priorities, marketing and sales;
                    (7) The Company’s confidential financial statements and data regarding sales, profits, productivity, purchasing arrangements, prices and costs;
                    (8) Confidential information regarding the Company’s computer systems and programs;
                    (9) Third party confidential information which the Company has a duty to maintain as confidential;

                    (10) Confidential personnel information such as the identities, capabilities, activities, compensation, performance, and ratings of employees;
                    (11) Confidential information regarding employee hiring, incentive, evaluation and discipline practices and programs;
                    (12) Confidential training programs, techniques, and materials;
                    (13) Confidential grooming methods and practices;
                    (14) Confidential marketing and promotional plans, methods, budgets and targets; and
                    (15) Confidential cost-control methods and practices.
          (b) Executive understands that this list is not all-inclusive and that other information may qualify as proprietary information. In the event that Executive is not sure whether certain information is proprietary information, Executive shall treat it as confidential unless the Company informs him to the contrary.
          (c) Executive agrees that both during Executive’s employment and afterwards, Executive will not use or disclose any proprietary information without the Company’s express written authorization except that Executive may do so during Executive’s employment for the purposes of conducting the business of the Company and performing Executive’s duties.
          (d) Termination of Employment. When Executive leaves the employment of the Company, Executive agrees to deliver to the Company the originals and all copies of any and all notes, memoranda, records, computer recorded information and documentation and any other material containing or disclosing any Confidential Information of the Company that are in the Executive’s possession or under the Executive’s control. Prior to leaving, Executive agrees to comply with the Company’s exit interview procedures.
          (e) Confidential Information of Other Employers. Executive agrees, during employment at the Company, not to improperly use or disclose any Confidential Information or trade secrets, if any, of any former or concurrent employer.
          (f) Inventions. In the event that, alone or with others, Executive conceives, develops or reduces to practice any invention, discovery, development, improvement, method, process, or trade secret (“Inventions”) during the period of time Executive is employed by the Company, Executive hereby assigns to the Company all of Executive’s rights, title and interest to such Inventions. (This paragraph, however, shall not be interpreted to require the assignment of any Invention which Executive can prove Executive developed entirely on Executive’s own time, without the use of any equipment, supplies, facilities or Confidential Information of the Company, and which neither results from the work Executive performs for the Company nor is related to the actual or anticipated business of the Company).
          (g) Assistance in Protection of Inventions. In the event the Company ever needs Executive’s assistance to secure copyrights or patent protection for any Invention, in the

United States or abroad, Executive agrees to assist the Company in every proper way. In the event that the Company is unable, after reasonable effort, to secure Executive’s signature on any documents needed to apply for or prosecute a patent or copyright on an Invention, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyrights with the same legal force and effect as if executed by the Executive.
          (h) Duration. The obligations imposed by Sections 11(a), (b), (c), (e) and (f) of this Agreement shall remain in force indefinitely, even if Executive’s employment with the Company terminates for any reason.
     12. NON-SOLICITATION OF EMPLOYEES/NON-COMPETE. Executive agrees to the following terms:
          (a) As used in the Agreement, to “compete” shall include any action by Executive, directly or indirectly, to own, manage, operate, join, control, be employed by, participate in, or become a director, officer, shareholder (holding more than 1% of shares) of, consultant to, or otherwise a participant in, any pet food, pet supplies or pet services superstore business. For the purposes of this Agreement, “superstore business” is defined to means a business with: (a) at least one store with at least 10,000 square feet of retail space; or (b) more than one store with at least 8,000 square feet of retail space.
          (b) During the term of Executive’s employment by the Company and continuing for a period of one (1) year after the termination of Executive’s employment for any reason (whether by resignation, dismissal, retirement or otherwise), Executive shall not compete with the Company anywhere within the Company’s sales territory as it exists during the period of Executive’s employment or in any sales territory added by the Company during the one (1) year period after Executive’s departure provided that during Executive’s employment with the Company, the Company distributes to Executive information indicating a plan to add such sales territory or publicly announces such a plan; or Executive or Executive’s subsequent employer otherwise acquires knowledge of such a plan. In view of the Company’s business style and character, its marketing methods, and its strategy, Executive agrees that it is reasonable to reconsider that the Company’s sales territory extends throughout each state in which it is doing business and Executive shall not Compete within such area.
          (c) Executive understands that while this Agreement allows Executive to compete with the Company following the expiration of the one-year period, it does not give Executive license to engage in acts which would constitute unfair competition in violation of the applicable law.
          (d) Executive acknowledges and agrees that in the event of a breach or threatened breach of this Agreement, the Company will suffer an irreparable injury and remedies at law may be inadequate. Accordingly, Executive agrees that in such event the Company shall be entitled to apply for an injunction restraining Executive from rendering any services to any person, company or other entity in violation of the Agreement, without bond. (This clause, however, shall not be interpreted as prohibiting the Company from pursuing any other available remedies, including the recovery of damages.)

     13. MISCELLANEOUS.
          (a) Executive represents and warrants to the Company that Executive is not now under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by Executive of Executive’s obligations hereunder.
          (b) The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach thereof.
          (c) This Agreement constitutes the entire Agreement of Executive and the Company and supersedes the Prior Agreement and all prior and contemporaneous oral agreements, understandings, promises, representations and negotiations between the parties with respect to the subject matter hereof. This Agreement does not supersede the ESTIP, the CinC/SBP or other written plans of the Company in which Executive participates.
          (d) Any and all notices referred to herein shall be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, or by facsimile transmission (but only if confirmation of receipt is subsequently received by the sender either orally or in writing), or by overnight courier (if such overnight courier guarantees next day delivery and such notice is sent for delivery on a day on which such courier guarantees such overnight delivery), to the respective parties at the following addresses or such other address, or facsimile number as either party may from time to time designate in writing in the manner set forth in this Section 13(d):
     THE COMPANY:
PetSmart, Inc.
Attn: General Counsel
19601 North 27th Avenue
Phoenix, Arizona 85027
Phone #: (623) 580-6100
Facsimile #:(623) 580-6103
     EXECUTIVE:
Philip L. Francis
[address]
          (e) If any portion or provision of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion as are necessary to make it valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provisions or portions of this Agreement. If any such unenforceable or invalid provision or provisions shall be rendered enforceable and valid by changes in applicable law, then such provision or provisions shall be deemed to read as they presently do in this Agreement without change.
          (f) This Agreement, and the rights and obligations of Executive and the Company hereunder, shall inure to the benefit of and shall be binding upon, Executive, Executive’s heirs and representatives, and upon the Company and the Company’s successors and assigns. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. As a condition to effecting any merger, acquisition or similar corporate transaction, the Company shall require any successor to the Company to assume the Company’s obligations under this Agreement.
          (g) The waiver by either party of a breach of a provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach thereof.
          (h) This Agreement is intended to and shall be governed by, and interpreted under and construed in accordance with, the laws of the State of Arizona, without reference to any conflict of laws or principles.
          (i) If any litigation, arbitration or any other proceedings is instituted in connection with or related to this Agreement, the non-prevailing party in such litigation, arbitration or other proceeding shall pay the expenses, including, without limitation, the attorney’s fees and expenses of investigation, of the prevailing party.
          (j) Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies of any nature whatsoever, regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) under the then-existing rules of Judicial Arbitration and Mediation Services (“JAMS”).
          (k) The Company and Executive expressly agree that the provisions of Sections 11, 12, 13 and any action providing for the payment of severance benefits shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:	PETSMART, INC.

By:
Gregory P. Josefowicz
Lead Director of the Board of Directors

EXECUTIVE:	By:

Philip L. Francis